Exhibit 21.1

Subsidiaries of Aether Systems

Aether Logistics, Inc.
Aether Opensky Investments LLC
Mobeo, Inc.
Aether Software, Inc.
Aether Capital, LLC
NetSearch Communications, L.L.C.
Aether European Holdings B.V.

Cerulean Technology, Inc.
Sunpro, Inc.

Sinope Systems, Inc.
AS Mexico LLC
AS Monterey LLC

RTS Wireless, Inc.